On July 22, 2025, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2025 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS David Karnovsky J.P.Morgan Steven Cahall Wells Fargo Adam Berlin UBS Adrien de Saint Hilaire BofA Securities Jason B. Bazinet Citi

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group second-quarter 2025 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time. During this call we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thanks, Jerry. Thank you all for joining us. This morning, I’ll begin with a high-level view of the quarter and the strong progress we are making on our program of strategic transformation. Ellen will then add details on our performance, and I’ll conclude with an update on the tone of the business and where our clients are focused, as well as on the status of our acquisition by Omnicom and the significant value the combination will drive for all our stakeholders. Starting with revenue in the quarter, our organic decrease was 3.5%, fully consistent with the revenue outlook and phasing we shared with you earlier this year. As we’ve discussed on previous calls, organic growth this year is being pressured by the impact of account activity that concluded in 2024. As expected, those headwinds intensified sequentially from our first quarter. Our three largest losses in 2024 weighed on growth by approximately 5.5% in Q2, which is reflected in our results across a number of geographic regions and disciplines, with the greatest impact on media and healthcare.

3 That said, our growth underlying those headwinds showed sequential improvement, precisely in those historically strong areas of media and healthcare. New business performance in 2025 is showing marked improvement as well. And further, we believe that the significant changes we’ve already made in the business, combined with the very strong strategic fit with the capabilities and geographies at Omnicom, means that our resulting offerings will be significantly strengthened on the other side of the acquisition. In the quarter, client sector growth was led by strong increases in the food & beverage, financial services and tech & telecom sectors. Headwinds due to prior-period losses weighed on the retail, healthcare and consumer goods client sectors. Turning to expenses and profitability in the quarter, adjusted EBITA was $393.7 million, with a margin of 18.1%. That’s a very strong result that reflects significant structural cost reduction, due to our program of strategic transformation, as well as the strong underlying performance in media and healthcare. During the quarter, we continued to demonstrate significant progress in greater functional centralization, leveraging our enterprise-level focus on tech-driven platform benefits in key areas, including client-facing capabilities such as production and analytics, as well as corporate functions such as IT, finance and HR management. As is clear in our report today, these initiatives have traction across the organization, and we expect to exceed our initial objectives for enterprise re-design, client service delivery enhancements and ongoing operating efficiencies. Charges for restructuring in the quarter were $118 million. Our adjusted EBITA excludes those charges, as well as $11 million of deal expenses related to the combination with Omnicom, which appear in our SG&A expense. Our diluted EPS in the quarter was $0.44 as reported, which includes the restructuring investment, while our adjusted diluted EPS was $0.75. During the quarter, we returned $98 million to shareholders under our share repurchase program, bringing total year-to-date share repurchase to $188 million. We currently expect to repurchase shares consistent with recent levels and the $325 million annual cap in our merger agreement. Turning to some observations on our outlook for the full year: the macro environment has been more volatile than anticipated as we entered the year, and we are of course staying close to clients. This in turn allows us to report that marketers as a whole are not reacting reflexively to the changing business and geopolitical landscape. In fact, clients are assessing developments very methodically and continue to engage with us constructively in order to evaluate their alternatives, whether that means assessing investment levels, or messaging, channel mix or the mix of marketing disciplines required to deliver against their desired business outcomes. This is specific to each of their business situations, whether due to the industry, geography or competitive dynamic of the sector in which each of them operates. And that means that, while there can be puts and takes by individual client, our overall experience in Q2 and the first half has netted out at levels that are consistent with

4 what we expected, and we have not seen a marked change in net client activity. We therefore remain on track with the full-year target for organic net revenue that we shared earlier this year, which is an organic decrease of 1% to 2%. On a full-year 2025 adjusted EBITA margin, our transformation work and evolving business mix have put us ahead of plan. At our expected level of revenue, we are confident that our actions to date, along with ongoing expense discipline, can drive adjusted EBITA margin for the full year that is well ahead of the 16.6% we had shared with you previously. I’ll come back with an update on the status of our acquisition by Omnicom, the compelling growth benefits of the new company for clients and the resulting value creation that we see in the combination. I’ll also share some observations and examples to illustrate the growing pace at which AI is becoming core to our offerings and the opportunities that represents. But at this point I’ll turn things over to Ellen for a more in-depth view of our results in the quarter.

5 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is well. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning on slide 2 of the presentation, our organic decrease of net revenue in the quarter was 3.5%, in line with our expected performance. Adjusted EBITA in the quarter was $393.7 million, and margin on net revenue was 18.1%, which is a historic high for a second quarter. Adjustments exclude our charges for restructuring and deal expenses in SG&A related to our acquisition by Omnicom. Earnings per diluted share in the quarter was $0.44 as reported, while earnings were $0.75 per diluted share as adjusted. We repurchased 4.0 million shares, returning $98 million. We concluded in the quarter in a strong financial position, with $1.6 billion of cash on the balance sheet, and with only 1.9 times gross financial debt-to-EBITDA, as defined in our credit facility. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to second-quarter revenue on slide 4:  Our net revenue in the quarter was $2.2 billion, a decrease of 6.6% from a year ago.  Compared to Q2-24, the impact of the change in exchange rates was positive 30 basis points.  The impact of our net divestitures, mainly R/GA and Huge, was negative 3.4%.  Our organic net revenue decrease was 3.5% in the quarter, which brings us to a decrease of 3.6% in the year’s first half. Further down this slide, we break out segment net-revenue performance in the quarter. Our Media, Data & Engagement Solutions segment decreased 3.1% organically. Client activity in 2024, which we have identified previously, weighed on our ability to grow segment revenue in the quarter. MRM’s decrease was dilutive to the overall performance of the segment. The organic decrease at our Integrated Advertising & Creativity Led Solutions segment was 6.3%. That performance largely reflects the decision of a single client in the healthcare sector. Apart from that loss, our healthcare specialty operations had solid growth in the quarter. However, aside from healthcare, we had generally soft performance across our more traditional consumer-facing agencies.

6 At our Specialized Communications & Experiential Solutions segment, our organic growth was 2.3%, which was led by Octagon and Momentum in our experiential group and Golin in public relations. Moving on to slide 5, our net revenue change by region in the quarter, most regions reflect the impact of prior account activity:  The U.S., which was 66% of net revenue in the second quarter, decreased 2.6% organically. IPG Mediabrands was able to post growth domestically despite the significant trailing client headwinds. Our experiential group and Golin grew as well.  International markets accounted for 34% of our net revenue in the quarter and decreased 5.4% organically. Our three largest account losses from last year weighed on performance in each of our regional markets. Moving on to slide 6 and operating expenses in the quarter: Our fully adjusted EBITA margin in the quarter was 18.1%, which is an increase of 350 basis points from a year ago. That strong result is ahead of plan and is consistent with our conviction that there is continued opportunity for margin and cashflow growth in our business. I want to acknowledge and thank our teams around the world for their focus, professionalism and high-level of execution on our strategic transformation program, which continues. Our adjusted EBITA margin is before restructuring expenses and Omnicom deal costs in SG&A. The charge for restructuring was $118 million, of which $37 million is non- cash, while deal costs in the quarter were $11 million. We drove operating leverage from a year ago on every major expense line. Our ratio of total salaries & related expenses improved 350 basis points to 63.4% of net revenue. Compared to a year ago, we had leverage on base payroll, benefits & taxes, incentive expense and severance expense. We ended the quarter with headcount of approximately 51,300, an organic decrease of 6.0% from a year ago. Our office & other direct expenses decreased as a percent of net revenue by 40 basis points to 15.0%. Occupancy expense decreased by 30 basis points as a percent of net revenue, while “all other” office & other direct expenses decreased 10 basis points. Our SG&A expense was 2.1% of net revenue, compared with 1.2% a year ago. That comparison reflects continuing investments in centralized systems, technology and software, and also includes Omnicom deal costs that added 50 basis points to this increase. Turning to slide 7, we present detail on adjustments to our reported second quarter results, in order to give you transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.

7 Our expense for the amortization of acquired intangibles, in the second column, was $21.1 million. Charges for restructuring were $118.0 million. Deal costs pertaining to the planned acquisition by Omnicom were $10.9 million. Below operating expenses, our net gain due to sales of non-strategic businesses were $1.9 million. At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges the second-quarter diluted earnings per share as reported of $0.44 to adjusted earnings of $0.75 per diluted share. On slide 8 we turn to cash flow for the quarter.  Cash used in operations was $96.0 million, and cash generated was $206.3 million before working capital changes. As a reminder, our operating cash flow is highly seasonal and can be volatile by quarter due to changes in the working capital component.  In our investing activities we used a net $21.3 million, primarily for our capital expenditures.  Our financing activities used $223.2 million, mainly for our regular quarterly dividend and share repurchases in the quarter.  Our net decrease in cash for the quarter was $300.5 million. Slide 9 is the current portion of our balance sheet. We ended the quarter with $1.6 billion of cash and equivalents. Slide 10 depicts the maturities of our outstanding debt and our diversified maturity schedule. Total debt at quarter end was $3.0 billion, and our next scheduled maturity is not until 2028. In summary, our strong financial discipline continues, and the strength of our balance sheet and liquidity means that we remain well-positioned both financially as well as operationally. And with that, I’ll turn it back to Philippe.

8 Mr. Krakowsky: Thank you, Ellen. As mentioned earlier, our organizational structure continues to evolve as we enhance the parts of our business that are growing, address areas of the portfolio where we see opportunity to embed precision and performance more fully into those service offerings and continue to focus on transforming our ways of working to benefit from centralization, platforming and new technologies. Since its launch, IPG’s Interact platform has been a key driver of our success. Interact delivers significant value by democratizing data and making AI accessible and scalable across our agencies, operational teams, brands and partners. The platform is automating complex marketing workflows, and that empowers our agencies to deliver even greater impact for client brands to drive business results. Our teams are leveraging Interact for consumer insights and market analysis, creative ideation, content creation and message testing via synthetic audiences. All of this is in support of areas of the business that were not as far along on their data and AI journeys 12 months ago as early adopters such as our media business. As we continue to upskill our employees in using AI as a core component of their jobs, Interact is equipping them with the tools to enhance efficiencies, but also to deepen insights and unlock new ways to deliver more innovative and effective solutions for our clients. Every component of Interact is informed and connected by a foundational layer built on our best-in-class global Acxiom data set and our Real ID product, which is the industry’s most comprehensive customer identity solution. Lately, there’s been a lot of focus on the industry’s pivot to an AI-informed future, so I thought I’d spend a few minutes this morning on how the integration of AI into the creative side of our business enhances value for clients, as well as creating opportunity on the revenue and profitability side for us. One is to enable direct client transparency and custom-level control. Interact is SaaS- enabled, which allows clients to access the platform as part of their engagement with our teams or to perform work directly on their own. With clients who opt into this second aspect of Interact, we now have an avenue to generate technology and software fees, not only remuneration for labor time. The second way that AI has facilitated the integration and automation of creative has to do with optimizing workflows, eliminating gaps and speeding value to our clients. We’re able to bring all creative assets into the system, version at scale and connect the outputs to custom audience segments that we might find otherwise in a media or a contact plan of the consumer journey. As with media, where technology allowed us to automate activation and execution, we’re now able to target and to iterate creative executions based on the data that we’re getting and that we then feed back into the system.

9 And increasingly, we can also create and deploy teams of AI agents that learn from the functional experts across our company. Those agents work together to solve for client opportunity, at scale, speed and complexity that was not previously possible. Again, that greatly shortens time to value, raises effectiveness and lowers the cost to serve our clients. This is all relevant as it relates to the questions that are being asked about the potential impact of AI on our industry. What is perhaps being missed in much of those conversations is the unlock of new opportunities for us. Those include performance- based compensation models, as well as tech-enabled SaaS-like components to our compensation. And I’d remind you that the parts of the business into which we have embedded greater technological know-how, such as machine learning and data decisioning tools, are precisely those that have performed best for us for some time, allowing us to become higher-value partners to clients, by solving business and not just marketing challenges, as well as evolving our commercial models to incorporate asset- and outcomes-based compensation models. The adoption levels we are currently seeing for Interact across Interpublic are very encouraging. We now have more than half of our employee population using the platform, and 40% of our colleagues doing so daily. So far this year, we’ve processed well over a million prompts, resulting in the creation of 10,000 purpose-built agents, and of hundreds of thousands of images, consumer journeys, media plans and other tools that make our people’s work faster, better and more effective, to the benefit of our clients. Later today, we will be announcing the launch of ASC, which stands for Agentic Systems for Commerce. This is a net new offering that helps CPG brands manage the vast and complex commerce ecosystem in ways that are not possible without automation and artificial intelligence. ASC does this by using our proprietary agentic system and the powerful data from Intelligence Node, the company we acquired earlier this year. The ASC platform captures data signals for every product and its competitors down to the SKU and store level, ingests insights into consumer searches, digital shelf position, product page content, pricing, inventory levels and more, all in the service of optimizing sales and margin performance across the digital commerce ecosystem on behalf of a brand. That problem presents too big a set of variables and communications outputs to be solved without an AI toolkit. ASC is already being piloted by almost two dozen of our global clients with results to date that have shown double-digit improvements in impressions and sales. We believe products like ASC can become a new revenue stream for us, and it’s another way in which we can use AI to scale our expertise and expand our business beyond our core capability set of marketing communications and media, into solution sets that deliver quantifiable results. On his call last week, John mentioned that our integration planning process with Omnicom has been progressing. As we expected, we’re finding that our respective

10 capabilities in areas such as platforms, data, commerce and AI development are highly complementary. And this gives us a high degree of confidence that the combined assets will be extremely powerful and differentiated in the marketplace. As John and I have also noted previously, the capacity that the new Omnicom will have to continue to invest and build out on its leadership position in the tech and AI space will be considerable and will further differentiate these offerings over time. As we talk about our platform capabilities, it’s also essential to note that we continue to put ideas and craft at the heart of how we build brands and businesses on behalf of clients. When they are integral parts of audience-led and accountable marketing solutions and sales programs, world-class creativity has a multiplier effect in driving business outcomes. Last month, we saw the creative firepower of Interpublic recognized at the Cannes Film Festival of Creativity, where we won 107 Lions, including one Titanium and five Grand Prix. Among the most celebrated work was “Caption with Intention” by FCB Chicago for the Academy of Motion Picture Arts and Sciences, which leverages AI to reimagine closed captions through color, motion and dynamic typography. Other Grand Prix winners include a campaign by FCB India for the Indian railway system, which transforms train tickets into daily lottery entries to combat fare evasion, earning multiple Gold Lions and the Grand Prix in PR; as well as McCann Paris’s documentary, which honored the copywriter behind L’Oréal’s iconic “Because I’m worth it” positioning and tag line. And that won the Film Grand Prix and the Gold Lion in Entertainment. Additionally, IPG Health was named Healthcare Network of the Year and AREA 23 earned Healthcare Agency of the Year, both for the fifth consecutive year. FCB was also recognized as a Cannes Lions Regional Network of the Year for North America for the seventh consecutive year. And these accomplishments underscored the sustained excellence of these two organizations. Outside of Cannes, Interpublic was named the Most Effective Holding Company at the U.S. Effie Awards, and we were honored for the second consecutive year as the Creative Holding Company of the Year at The One Show. Turning now to highlights in the quarter, IPG Mediabrands continued to demonstrate significant industry leadership, earning recognition as a Global Network of the Year by Campaign and being ranked by RECMA as the #1 Media Network in Latin America and Canada. The network deepened its retail media capabilities through a new partnership with T-Mobile Advertising Solutions, which provides enhanced access to first-party data for our clients. And IPG Mediabrands also won significant new accounts during the quarter, being named media AOR for the U.S. by Paramount/CBS, AI leader Anthropic and 7-Eleven. The network also secured an important three-year renewal with its client, Merck and Co., Inc. Acxiom saw significant partner activity, including launching a new Salesforce Practice with RafterOne to provide a connected Salesforce ecosystem for data-driven AI insights. And at Cannes, we announced a collaboration with Snowflake that brings Acxiom’s

11 comprehensive suite of data and identity solutions as well as our Interact platform directly into any company’s Snowflake environment. As I mentioned, IPG Health continued to lead the industry, and it also added client relationships such as Acadia, BeOne and Ionis during the quarter, as well as expanding its relationship with Novartis. During the quarter, the network introduced an industry- first AI-focused group called Living Mirrors, a full-service med comms agency called Vio, and it also further strengthened its sector-leading Influencer ID offering. And that leverages genuine voices in social media and among health influencers to help brands engage with the right audiences with relevance and impact. Among our creative agencies, FCB not only won the Cannes recognition that I mentioned, but was also named Network of the Year at the prestigious One Show, the Art Directors Club, and the D&AD Awards, which is a very rare sweep in our industry. Golin — Ellen talked about their performance — Golin was named PRWeek’s 2025 Global Agency of the Year. During the quarter, PepsiCo chose the agency as its global data and analytics partner for communications. And the agency also introduced a new offering called First Answer, which leverages the critical role of earned media in AI search results. During the quarter, Weber Shandwick won the biggest industry pitch of the year in the social and influencer space when it was named Global Earned Media Agency of Record for Mars. And the major driver of that result was Weber’s proprietary data-driven approach to winning in culture called cultural choreography, which leverages Acxiom data and Interact for this earned-first solution. The company also launched an AI workspace called Halo, and it’s purpose-built to help communicators jumpstart learning, strengthen and accelerate the work, which upskills all of Weber’s employees globally. Now as we look at the remainder of the year, among our more advanced offerings, we continue to see a solid pipeline, new business opportunities, and are finalists in several large ongoing reviews. These opportunities, along with organic growth from our existing client base and accelerating the development of new capabilities in areas such as proprietary media trading, agentic commerce, and data-led influencer work, will continue to have our full focus as we look to deliver the best top line outcome for the year. Based on our track record to date, we would also expect to enter 2026 with tailwinds thanks to our new business performance. As mentioned earlier, we continue to be on track to deliver the target for organic net revenue that we had shared with you previously, which is an organic decrease of 1% to 2% in net revenue. And at this level, we expect to drive significantly enhanced adjusted EBITA margin, well-ahead of the 16.6% we had previously shared. This increase reflects the significant progress to date on our strategic transformation efforts, as well as improving underlying performance at some of our stronger offerings. The charge associated with our transformation program, which we had previously estimated at $350 million, will likely increase to $375 million to $400 million, which, as you know, has a substantial non-cash portion.

12 It’s encouraging to see this work trending so positively. And over the long-term, the additional benefits will accrue to the new Omnicom. And moving through this transformation process, it was always our ambition to make Interpublic the strongest possible company as it came into the merged organization, and we’re clearly making good on that goal. Finally, I’d like to close with a few words about our proposed acquisition by Omnicom. We’ve now secured antitrust clearance in all but four of the jurisdictions required, having been cleared in Australia last week. Importantly, this includes FTC clearance in the U.S., which took place in late June. We therefore remain solidly on track to see the transaction completed in the second half of the year. Notwithstanding noise from certain competitors about distractions or inward focus, since the acquisition was announced, we’ve never lost sight of the needs of our clients and the teams that deliver value to marketers around the world. The level of interest and support from clients continues to be extremely strong, and there is eagerness on the part of practitioners across both organizations to unlock the value that the combination will create. By bringing together our deep pools of talent and our complementary capabilities, geographic strengths and platform assets, what we know will result is an organization with unmatched ability to deliver business outcomes for marketers in every industry sector, around the world. Together, we’ll be creating a company that can drive growth for clients with the most comprehensive and powerful range of marketing and sales solutions that incorporate creativity, data, and technology. It’s an exciting vision, and, as you heard from John, one that will become a reality in the near future. As always, we thank our people and our partners, as well as those of you on this call for your support. And with that, let’s open the floor to your questions.

13 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question comes from David Karnovsky of J.P.Morgan. Sir, your line is open. David Karnovsky, J.P.Morgan: Hi, thank you. For Philippe or Ellen, last quarter, you had identified, I think, annualized savings over $300 million, but you chose to maintain the margin outlook. Can you speak to what allowed you to realize maybe some of those benefits faster? Is there any overlap with the Omnicom deal synergies? And then, I know you spoke to the full-year margin now significantly ahead of that 16.6%, but I wanted to see if you could put any guardrails around that. Because if we look to your kind of typical seasonality for margin, it would imply a fairly large lift for all of ’25. Thanks. Philippe Krakowsky, Chief Executive Officer: That’s a lot at one go, so maybe in reverse order. I realize you’re building a model, so I’d say north of 100 basis points on your last question. And then, on your two prior questions, look, we said when we started this process that it was going to be a strategic process and a comprehensive process. So what we were looking for is not a restructuring that focused on costs without an understanding of where we’re trying to take the business and how we’re trying to make the business stronger. And as I said, obviously, make it as strong as possible from a capabilities set as we come into this new organization. So the restructuring has been focused on kind of improving service delivery as well as delivering structural efficiencies. And I think transformation is organizational change, which is hard for people. There’s probably three things that have helped us move it along at the rate that we have. I mean, we obviously prepared for it. We sort of let you know that we were doing this and that we’ve been looking at it towards the back half, or more or less the back half, of last year. But I think that industry pace of change, so there’s clearly lean in and an understanding on the part of folks across our organization for the need to do this. And obviously, there are some IPG-specific issues given the top-line challenge, and we’ve adjusted to that on a sort of capabilities and offerings point of view. But I think that driving to a moment in time, knowing that the acquisition is there, has also helped us move at the rate that we’ve done. And so I think it’s a streamlining and modernizing of the business model, and it’s trending very positively. And so kind of the read-across would be that a thing that we’ve talked about for a long time, which is that we think that there’s earnings power in our model. And then I think there’s clearly going to be more — if you think about the longer-term, the business model can continue to progress both top and bottom line.

14 Mr. Karnovsky: Okay. And then just one more, if I can. Philippe, your guide from here does imply an inflection in organic. Just don’t know if you can segment that out between kind of lapping that, or at least lapping part of that, account-loss headwind versus the underlying improvement. Mr. Krakowsky: Look, I mean, we don’t excuse ourselves for the losses, right? But I think that if you — I mean, we said impact to Q1 was 4.5%; impact in Q2 was 5.5%. That’s kind of consistent with what we’ve seen and what we’d modeled. I think we’re pleased to see that underneath that, you’re seeing that there’s real growth and that there are parts of the business that are performing well. If you basically take away those three sizable — two in media, one in pharma — you then have our two largest and historically strongest performing units both sort of showing up in a way that, if you think about broader industry context, is pretty solid. So we knew that that would be how the year phased out. And then you saw sequential improvement in the U.S. quarter-to-quarter, which is obviously important given the scale that has in our business and the fact that it is a leading indicator for sort of broader macroeconomics. And then we’re liking what we’re able to show up with the integration through Interact, obviously, having moved fast to build a very modern kind of approach to buying is resonating in-market. And all of that probably really has modest impact in the back half for us. But hopefully, that helps also give you some context on that, David. Mr. Karnovsky: Thank you. Operator: Thank you. Our next question comes from Steven Cahall of Wells Fargo. Your line is open. Steven Cahall, Wells Fargo: Thank you. So, Philippe, I think Omnicom said that their creative was slightly down through the first half of the year. And I know your Integrated Advertising & Creativity faced some idiosyncratic losses that you’ve just been cycling through. But I was wondering if you could just give us an update on the context of how creative is performing overall, maybe excluding some of that account churn that you’re seeing. It just seems like we’ve had a long-term industry tailwind from media, probably due to consumer fragmentation. And I don’t know if that has an equally negative impact on creative as attention spans on things like TikTok and YouTube maybe devalue creative a little bit. So I’d love to just get your check-in on creative.

15 And then on the outcome-based work that you’re doing, I think you said that that’s a growing trend. Could you help us maybe think about what percentage of the business is outcome-based today and where you think that can go over time? And is that a better financial business to be outcome-based versus sort of time-billings-based that I think the preponderance is today? Thanks. Philippe Krakowsky, Chief Executive Officer: All right, that’s a lot in one go. So I guess I’d point out to you that IA&C for us is, as you put it, idiosyncratic because it has our “traditional” creative assets in it, and it also has our healthcare specialty business in there. And I think the — one of the very sizable losses from last year impacted them. So there’s probably the largest single impact on a year-to-year basis from the three losses is in IA&C and it’s probably not where you would expect it to be, because it’s not in the “traditional” advertising parts of the business, as we called out respectively, Ellen and I, in our scripts. The healthcare specialty business is performing well. And so if you essentially just sort of strip out or at least look through that one-time event, I think that the challenge on traditional creative, which is industry-wide, broadly speaking, is something that we will kind of address through, and maybe it’s the sort of segue into your second question. It’s something that we’ll address because, as I said, and I think you’ve all heard me say this before, if you take the value and the impact — I mean, we were just in a pitch not long ago, we were talking to the client about all the uplifts that we can deliver, we were essentially doing a lot of kind of econometric modeling for them, and showing them where and how we can help them achieve a growth target for their business overall. And pieces of it had to do with what we can drive-through data and pieces of it had to do with how we can kind of optimize on the media and the precision side of the business. But a piece of it also does have to do with the fact that the creative work, when it’s connected to all of this, so it’s informed by those audience insights, it’s tailored and targeted to those growth audiences. And then you connect it back through your production spine to the taxonomies and the KPIs and so on and so forth, you begin to be able to do something that we’ve done in those precision and the media businesses, which is that we’re much, much more focused on and connected to outcomes. And so the answer to the last part of your question: outcomes-based components on the media side are baked into more than 50% of the contracts. And so I think it’s a journey, and I think that that part of the business across the industry is still in the early innings, but you can do — you can clearly do asset-based work, because now you’re doing much, much more work that still comes out of that content engine, and then you’re able to understand the impact it’s having in market. And then you can tie that in the way that you’ve heard us say for a long time that media for us is consistently margin-accretive and growth-accretive. So our traditional consumer ad agencies inside of IA&C definitely dragged, and I think it’s about this broader industry issue, but we’re leaning into how we connect them through into the data stack. And as I said, the usage on Interact with the kind of the advertising, talked a bit about obviously kind of what we’re doing at some of the PR agencies to create models that allow us to connect that craft to the stack, all the way

16 from data for understanding the business opportunity, data for understanding the audiences, and then moving it all the way through. So, work in progress. Mr. Cahall: Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question comes from Adam Berlin of UBS. Sir, your line is open. Adam Berlin, UBS: Yes, hi, good morning there. Three quick questions, if I can. Following up on the earlier questions, so it looks like H2 is going to be broadly flat. Can you give us — just to get to the guide — bottom end of the guidance range? Can you give us some indications of how that’s different between Q3 and Q4? I’m assuming that you get a sequential improvement, but is that right? Or is there anything — are they going to be kind of similar, Q3 and Q4, in terms of organic net sales growth? Second question is, can you just clarify where we are today in terms of run-rate cost savings versus the original $250 million target and where you think you’ll be at the end of the year? And then thirdly, Philippe, you made a comment that you expect 2026 to have some tailwinds from the net wins you’ve had this year. Can you give us any sense of the size of that? Philippe Krakowsky, Chief Executive Officer: On the third one, it’s too early in the year. I mean, I think we obviously have six months to go, give or take, and that requires that we be super focused on clients. And as I pointed out, we’ve got some of our competitors happily talking about how we’re distracted, which, apparently, we’re not. And so there’s too much that needs to happen, whether it’s continued focus on clients. And there’s still a solid amount of new business activity going on out there. I mean, I think that the pipeline is middle of the road, but it’s inconsistent. Media is very active. Healthcare, despite maybe some specific policy challenges in certain parts of the world, is also active. And then integrated pitches that call upon the holding company and ask us to bring all of these things together and tie them together with the tech and the data are definitely taking place. But in other areas, activities may be trending a bit light. So I think there’s just too many variables for us to give you specificity. It was just a broader point as we think about, there’s a lot of uncertainty in the world, and we

17 obviously have some competitors kind of reading the macro and the client situation differently than we are. So we want to put that in there. And then in terms of the other two points, I think Ellen will correct me, but I think in- year savings about $300 million, and run-rate north of $300 million, from the restructuring activity. And then on Q3, Q4 revenue, I think it’s actually kind of fairly — I mean, I think it’s definitely a stronger back half. But I think Q3 and Q4 are kind of more or less at the same level. And you had us at flat: I think that’s about right. Mr. Berlin: And sorry, just one more, Philippe, which was the run rate of savings at the end of Q2. Mr. Krakowsky: I mean I don’t — I think, like I said, we think about it, it’s a long-term thing. So it will be $300 million in-year this year and more than $300 million in the — as ongoing structural savings beyond that point. Mr. Berlin: Thank you. Mr. Krakowsky: Please. Operator: Thank you. Our next question comes from Adrien de Saint Hilaire. Your line is open. And he is from Bank of America. Philippe Krakowsky, Chief Executive Officer: Yeah. Adrien de Saint Hilaire, BofA Securities: Hello. Mr. Krakowsky: Thank you. Mr. de Saint Hilaire: Good morning, Ellen. So I just have a few questions if you can find on the topic of — Mr. Krakowsky: Adrien, we don’t — we’re not hearing you. I don’t know if you’ve got a mic nearer by, but we’re not going to be able to pick you up. Mr. de Saint Hilaire: Is that working now?

18 Mr. Krakowsky: Much better. Thank you. Mr. de Saint Hilaire: Okay, okay. Sorry about this, Philippe. So thank you for squeezing me in. So a couple of questions, please, on the margin points. As the business returns back to growth, hopefully next year, do you think you will need to staff up again, or do you think you can basically hold the business where it is today, 51,000 people? And maybe related to that, did I hear you correctly, Philippe, that you think your model can basically deliver better operational leverage than it historically has? And, if I can squeeze in one last question: you touched on that on healthcare. So lots of talks on policy reforms, as you said, in some parts of the world. I’m just wondering how that’s impacting, like, marketing spending for those clients, and if you think that there’s going to be a pullback in healthcare marketing spending as a result of those policy reforms. Mr. Krakowsky: Apparently, every question this morning gets answered kind of backwards. So on the healthcare side of things, I’d say that it is — there’s a lot of sort of volatility and lack of clarity. And I think that some of those policy challenges have really hit in very specific ways. So we’ve got some, in some of our marketing services businesses, we’ve got parts of a federal or national government that are charged with communicating about broader public health, for example, and that’s clearly got a big question mark around it. Or if you kind of compare and contrast where things would have been a few years ago, say, around vaccines. So I think right now, it’s — we’re seeing it, but it’s showing up in pockets. But there’s the bigger kind of question about, is there going to be some meaningful kind of policy change? And when we think about that, it’s harder to mitigate for what might be happening to a specific client at a moment in time. We feel much more comfortable with a bigger question because our position in the market is very significant. Our — the expertise that sits inside of that organization is very powerful. And the need for those clients to reach consumers at a time when they’re clearly empowered and when there’s a great deal of fragmentation, if you think about what’s gone on over time, we’ve been able to flex and evolve and advise clients on how to make that happen. So if there’re ultimately changes in terms of how you reach all of the stakeholders in the healthcare ecosystem, we feel like we’ll be able to navigate that and help our clients navigate that successfully. The one-offs around something that maybe really kind of turn on or off due to some of these kind of more policy or political things, that’s a little bit kind of beyond our control. And then your other questions were around — I mean, long-term, I think we have always, as Interpublic, shared with you that we saw the opportunity to continue to improve margins. And so against a bigger platform, the joint company —not for me to speak on behalf of what that’s going to, what’s going to be possible there — but as I said, I think if you see the benefit, the fact that we’ve done well with our program, my

19 read across would be that there’s a lot of earnings power in this larger entity. And obviously, that’s sort of TBD and will be fleshed out for you all kind of in due course. And then the last question, I guess I’ll let Ellen speak to your headcount question. I mean, I think the industry overall has clearly seen some contraction, and you’ve seen that we are definitely adopting technology in ways that is definitely making us more efficient. A lot of what we’re doing is around centralization and platforming. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. I mean, what we’ve done is very structural, as Philippe said, implementing common systems, re-engineering processes, automation, right shoring. So those things are structural and should be enduring. At some point, with growth, you will need to add heads, but different heads. And we think that we’re really seeing the benefits from the extensive transformation efforts that will be done faster. The other thing which we’ve seen and experienced is, because of the re-engineering of our processes, we’ve been able to close previously budgeted open positions, and we haven’t needed to fill, backfill, attrition. So, again, we think all of those things are structural and permanent and will accrue to the benefit of margin going forward. Mr. de Saint Hilaire: Very clear. Thanks, both. Mr. Krakowsky: Thank you. Operator: Thank you. Our last question comes from Jason Bazinet of Citi. Your line is open. Jason B. Bazinet, Citi: I just had a quick question on the pro-forma entity. Can you just spend a second and talk about maybe the two or three areas you’re most excited about as a pro-forma organization vis-à-vis the capabilities that standalone IPG has today? And then, are there any gaps that you see or, even if you put these two companies together, you still feel like some of your rivals might have a better solution in the marketplace? Thanks. Philippe Krakowsky, Chief Executive Officer: I think it’s something that you will have heard, I think, John and I talk about together. I mean, strategically, we really believe, and we see immense power here. And so I would say to you the — and I was talking a bit about it — so the data assets that we bring combined with the commerce capability that resides inside of Omnicom at this point. I think that if you listen to one of our competitors whose French — whose English is French-inflected — he talks a lot about the scale that he has on the media side. And so obviously, those things combined in our case will be, we think, really, really powerful, and will do a lot to help our clients win in the marketplace.

20 I think there’s a lot geographically where, when you deal with clients on a very regular basis and you think about kind of where you wish that you had more resource or deeper resource, there’s a really, really strong fit in that regard. I think I talked a bit about the fact that this industry is moving really fast. So the capacity to invest on the side of the platforms and in AI will be meaningful and really powerful. So to my mind, it’s not that — I mean, sitting here in this moment, the portfolio is very complete. And, as I think I said in my remarks, I don’t think anybody will have anything that compares to it in terms of the kinds of problems we can solve and the talent that we can bring to bear and the tools and the data and tech. And then it does move fast, but I think it will be — the new entity, as it were — will be very, very well-positioned to ensure that it can continue to invest both organically and then if and as required in things that fill in any opportunities. And I think there’ll be opportunities. There won’t be gaps per se. There’ll be areas where you see something, and you want to move to kind of build that into your stack. So hopefully that helps, Jason. Mr. Bazinet: That’s great. Thank you. Mr. Krakowsky: Please. Philippe Krakowsky, Chief Executive Officer: As I mentioned, we appreciate the support and the interest, and we look forward to keeping you up-to-date. Operator: Thank you. This concludes today’s conference. You may disconnect at this time. Thank you, and have a good day.

21 CAUTIONARY STATEMENT This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions, and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. On December 8, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omnicom Group Inc. (“Omnicom”), pursuant to which a merger subsidiary of Omnicom will merge with and into IPG, with IPG surviving the merger as a direct wholly owned subsidiary of Omnicom. The forward-looking statements in this transcript, other than the statements regarding the proposed merger transaction with Omnicom, do not assume the consummation of the proposed transactions unless specifically stated otherwise. Actual results and outcomes could differ materially for a variety of reasons, including, among others:  risks relating to the pending merger transaction with Omnicom, including: the occurrence of any event, change, or other circumstances that could delay or prevent closing of the proposed transactions with Omnicom, or give rise to the termination of the Merger Agreement; unanticipated costs or restrictions resulting from regulatory review of the merger transactions; restrictions on our business activities imposed by the Merger Agreement; costs incurred in connection with the merger and subsequent integration with Omnicom; litigation risks relating to the merger; any failure to integrate successfully the business and operations of Omnicom and IPG in the expected time frame, to realize all of the anticipated benefits of the combination or to effectively manage the combined companies’ expanded operations; and any merger-related loss of clients, service providers, vendors, or other business counterparties;  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  our ability to attract new clients and retain existing clients; including as a result of the announced merger transaction with Omnicom;  our ability to retain and attract key employees; including as a result of the announced merger transaction with Omnicom;  unanticipated changes in the competitive environment in the marketing and communications services industry, including risks and challenges from new or developing technologies such as artificial intelligence (AI);

22  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  the economic or business impact of military or political conflict in key markets; or any significant market disruptions as a result of factors like public health crises;  developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy;  the impact on our business as a result of general or directed cybersecurity events; and  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy, and potential adverse effects if we are required to recognize impairment charges or other adverse accounting- related developments. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2025					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Deal Costs[2]	Net Gains on Business Dispositions[3]	**Adjusted Results (Non-GAAP)**
Operating Income and Adjusted EBITA before Restructuring Charges & Deal Costs[4]	$ 243.7	$ (21.1)	$ (118.0)	$ (10.9)		$ 393.7
Total (Expenses) and Other Income[5]	(25.7)				$ 1.9	(27.6)
Income Before Income Taxes	**218.0**	**(21.1)**	**(118.0)**	**(10.9)**	**1.9**	**366.1**
Provision for Income Taxes	54.6	4.2	29.6	(0.1)	(0.4)	87.9
Equity in Net Income of Unconsolidated Affiliates	0.2					0.2
Net Income Attributable to Non-controlling Interests	(1.1)					(1.1)
Net Income Available to IPG Common Stockholders	$ 162.5	$ (16.9)	$ (88.4)	$ (11.0)	$ 1.5	$ 277.3
Weighted-Average Number of Common Shares Outstanding - Basic	367.9					367.9
Dilutive effect of stock options and restricted shares	2.2					2.2
Weighted-Average Number of Common Shares Outstanding - Diluted	370.1					370.1
Earnings per Share Available to IPG Common Stockholders[6]:						
Basic	$ 0.44	$ (0.05)	$ (0.24)	$ (0.03)	$ 0.00	$ 0.75
Diluted	$ 0.44	$ (0.05)	$ (0.24)	$ (0.03)	$ 0.00	$ 0.75

[1] Restructuring charges for the three months ended June 30, 2025 relate to new actions, including severance, lease terminations, and other restructuring items designed to drive significant structural expense savings.

[2] Consists of deal costs recorded in the second quarter of 2025 related to the planned acquisition of IPG by Omnicom.

[3] Primarily relates to net gains as a result of complete dispositions of businesses.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges and Deal Costs on page 25.

[5] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[6] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

23

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2025					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Deal Costs[2]	Net Losses on Business Dispositions[3]	**Adjusted Results (Non-GAAP)**
Operating Income and Adjusted EBITA before Restructuring Charges & Deal Costs[4]	$ 201.7	$ (41.5)	$ (321.3)	$ (15.7)		$ 580.2
Total (Expenses) and Other Income[5]	(78.1)				$ (34.5)	(43.6)
Income Before Income Taxes	**123.6**	**(41.5)**	**(321.3)**	**(15.7)**	**(34.5)**	**536.6**
Provision for Income Taxes	45.4	8.4	79.2	0.1	1.1	134.2
Equity in Net Income of Unconsolidated Affiliates	0.1					0.1
Net Income Attributable to Non-controlling Interests	(1.2)					(1.2)
Net Income Available to IPG Common Stockholders	$ 77.1	$ (33.1)	$ (242.1)	$ (15.6)	$ (33.4)	$ 401.3
Weighted-Average Number of Common Shares Outstanding - Basic	370.2					370.2
Dilutive effect of stock options and restricted shares	2.3					2.3
Weighted-Average Number of Common Shares Outstanding - Diluted	372.5					372.5
Earnings per Share Available to IPG Common Stockholders[6]:						
Basic	$ 0.21	$ (0.09)	$ (0.65)	$ (0.04)	$ (0.09)	$ 1.08
Diluted	$ 0.21	$ (0.09)	$ (0.65)	$ (0.04)	$ (0.09)	$ 1.08

[1] Restructuring charges for the first half of 2025 relate to new actions, including severance, lease terminations, and other restructuring items designed to drive significant structural expense savings.

[2] Consists of deal costs recorded in the first six months ended June 30, 2025 related to the planned acquisition of IPG by Omnicom.

[3] Primarily relates to net losses as a result of complete dispositions of businesses.

[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges and Deal Costs on page 25.

[5] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[6] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30	
	2025	2024	2025	2024
Revenue Before Billable Expenses	**$ 2,172.7**	**$ 2,327.1**	**$ 4,169.0**	**$ 4,510.0**
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	**$ 162.5**	**$ 214.5**	**$ 77.1**	**$ 324.9**
Add Back:				
Provision for Income Taxes	54.6	75.6	45.4	122.9
Subtract:				
Total (Expenses) and Other Income	(25.7)	(22.5)	(78.1)	(46.1)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.2	(0.5)	0.1	(0.2)
Net Income Attributable to Non-controlling Interests	(1.1)	(5.1)	(1.2)	(8.3)
Operating Income	**243.7**	**318.2**	**201.7**	**502.4**
Add Back:				
Amortization of Acquired Intangibles	21.1	20.4	41.5	41.1
Adjusted EBITA	**$ 264.8**	**$ 338.6**	**$ 243.2**	**$ 543.5**
Adjusted EBITA Margin on Revenue before Billable Expenses %	*12.2 %*	*14.6 %*	*5.8 %*	*12.1 %*
Restructuring Charges	118.0	0.3	321.3	0.9
Deal Costs	10.9	—	15.7	—
Adjusted EBITA before Restructuring Charges and Deal Costs	**$ 393.7**	**$ 338.9**	**$ 580.2**	**$ 544.4**
Adjusted EBITA before Restructuring Charges and Deal Costs Margin on Revenue before Billable Expenses %	*18.1 %*	*14.6 %*	*13.9 %*	*12.1 %*

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2024				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Gains on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 318.2	$ (20.4)	$ (0.3)		$ 338.9
Total (Expenses) and Other Income[3]	(22.5)			$ 2.1	(24.6)
Income Before Income Taxes	**295.7**	**(20.4)**	**(0.3)**	**2.1**	**314.3**
Provision for Income Taxes	75.6	4.2	0.1	(0.6)	79.3
Equity in Net Loss of Unconsolidated Affiliates	(0.5)				(0.5)
Net Income Attributable to Non-controlling Interests	(5.1)				(5.1)
Net Income Available to IPG Common Stockholders	$ 214.5	$ (16.2)	$ (0.2)	$ 1.5	$ 229.4
Weighted-Average Number of Common Shares Outstanding - Basic	376.3				376.3
Dilutive effect of stock options and restricted shares	2.4				2.4
Weighted-Average Number of Common Shares Outstanding - Diluted	378.7				378.7
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.57	$ (0.04)	$ (0.00)	$ 0.00	$ 0.61
Diluted	$ 0.57	$ (0.04)	$ (0.00)	$ 0.00	$ 0.61

[1] Primarily relates to gains on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

26

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2024				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 502.4	$ (41.1)	$ (0.9)		$ 544.4
Total (Expenses) and Other Income[3]	(46.1)			$ (4.7)	(41.4)
Income Before Income Taxes	**456.3**	**(41.1)**	**(0.9)**	**(4.7)**	**503.0**
Provision for Income Taxes	122.9	8.4	0.2	(1.7)	129.8
Equity in Net Loss of Unconsolidated Affiliates	(0.2)				(0.2)
Net Income Attributable to Non-controlling Interests	(8.3)				(8.3)
Net Income Available to IPG Common Stockholders	$ 324.9	$ (32.7)	$ (0.7)	$ (6.4)	$ 364.7
Weighted-Average Number of Common Shares Outstanding - Basic	377.4				377.4
Dilutive effect of stock options and restricted shares	2.3				2.3
Weighted-Average Number of Common Shares Outstanding - Diluted	379.7				379.7
Earnings per Share Available to IPG Common Stockholders[4]:					
Basic	$ 0.86	$ (0.09)	$ (0.00)	$ (0.02)	$ 0.97
Diluted	$ 0.86	$ (0.09)	$ (0.00)	$ (0.02)	$ 0.96

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts are calculated on an unrounded basis but rounded for purposes of presentation.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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